AMENDMENT TO THE AGREEMENT FOR THE EXPLORATION AND ESTABLISHMENT OF GROUNDWATER RIGHTS

MINERA ATACAMA PACIFIC GOLD CHILE LIMITADA

AND

SOCIEDAD CONTRACTUAL MINERA ETON

In Santiago, on February [•] 2014, between:

A.- Minera Atacama Pacific Gold Chile Limitada, Tax Payer ID No. 76.041.586-3, represented by Mr. Albrecht Schneider Stadtfeld, a German national, geologist, foreign citizen ID No. 14.442.254-6, henceforth also **MAPG**, both domiciled at Av. Kennedy 5757, Of. 408, Las Condes;

B.- Sociedad Contractual Minera Eton Chile, Tax Payer ID No. 76.648.850-1, represented by Mr. Pablo Mir Balmaceda, a Chilean national, attorney at law, ID No. 6.374.989-3, henceforth also Eton, both domiciled at Eliodoro Yañez 2048, Providencia;

Henceforth, indiscriminately and collectively, the **Parties**, or individually, a **Party**.

ONE: BACKGROUND INFORMATION

1.1 By way of private document dated May 8, 2013, MAPG and Eton entered into an agreement for the Exploration and Establishment of Groundwater Exploitation Rights located in the Third Region of Chile, henceforth, the **"Exploration Agreement"**.

1.2 Through public deed dated January [•], 2014, executed in the Notary Public Office held by [•], MAPG, Eton and Hydro Exploraciones SpA entered into an agreement titled "Authorization for Groundwater Exploration and Promise to Purchase Rights arising under future Groundwater Exploitation Right Applications", henceforth the **"HE Option"**, that replaced the one entered between MAPG and Hydro Exploraciones SpA, on July 26, 2013.

1.3 As of this date, the groundwater exploration applications have been granted by the DGA to their corresponding holders, and therefore the parties hereby leave on record that the issued Exploration Applications, for the purposes of the Exploration Agreement, are those identified in the table below:

TITULAR SOLICITUD	SECTOR	EXPEDIENTE	AREA (Hás)	RESOLUCIÓN DGA	FECHA RESOLUCIÓN
Hydro Exploraciones SpA	Peñas Blancas	NE-0302-600	4.455,46	446	29-may-13
Hydro Exploraciones SpA	Quebrada El Fraile	NE-0302-625	3.671,15	81	29-ene-14
Hydro Exploraciones SpA	Eulogio Wheelwright	NE-0301-609	1.885,95	429	22-may-13
Willem Jacobus Mouton	Eulogio Wheelwright	NE-0301-617	22.428,07	1014	20-nov-13

TWO: AMENDMENT

The appearing parties hereby amend the Exploration Agreement as follows:

2.1 Clause Three of the Exploration Agreement is amended, and replaced for the following:

"THREE: TERMS OF THE JV

3.1 Eton will hold 90% and MAPG 10% of the rights in the JV.

3.2 MAPG and ETON hereby contribute to the JV the Exploration Applications that they hold, and, therefore, as of this date, Eton shall be deemed to hold 90% and MAPG 10%, respectively, of the rights corresponding to each of the Exploration Applications, provided that the parties comply with their future contributions.

MAPG and Eton are irrevocably bound to maintain the HE Option in force and effect, and to acquire the exploitation right applications derived from the Exploration Applications indicated in number 1.1 of the Exploration Agreement. The Parties represent that all of the payments that are to be made under the HE Option by Eton and MAPG to Hydro Exploraciones SpA, in order to acquire the exploitation right applications, shall be borne by Eton and MAPG as per their respective stakes in the HE Option.

The above notwithstanding, the Parties agree that as a result of the agreements contained in this JV, if MAPG and Eton intend to acquire the entirety of the exploitation rights granted under the HE Option's Exploration Applications, Eton shall have the right to acquire 50% of same for a price of [•] plus an additional 40%, paying to Hydro Exploraciones SpA 15,000 dollars of the United States of America for each liter per second acquired with this 40%. The remaining 10% will be paid by MAPG to Hydro Exploraciones SpA, at the same price of 15,000 dollars of the United States of America for each liter per second acquired with this 10%. By way of example, if 100 liters per second of exploitation rights are granted under the He Option's Exploration Applications, and Eton and MAPG intend to acquire 100% of said exploitation rights, that is, 100 liters per second, in accordance with the agreements contained in this JV, Eton shall acquire: (i) 50 liters per second, for which it will pay [•] to Hydro, and; (ii) 40 liters per second, for which it will pay to Hydro 600,000 dollars of the United States of America (corresponding to 15,000 dollars for 10 liters per second). In turn, MAPG will acquire 10 liters per second at a price of 150,000 dollars of the United States of America (corresponding to 15,000 dollars for 10 liters per second). Conversely, if Eton only intends to acquire 50 liters per second of the 100 from Hydro, it shall pay [•] to Hydro for all of the 50 liters per second, completely acquiring them. In this case, MAPG shall not acquire any liters per second. In any event, the total amount that Eton and MAPG shall pay to Hydro as the purchase price for the water exploitation rights will not exceed USD1,000,000, regardless of the liters per second granted.

3.3 MAPG and ETON are bound to jointly carry out and finance, as per their stake in the JV, all the activities, procedures, studies, exploration works, quantification and exploitation, as may be necessary to determine the existence of and obtain water from the areas covered by the Exploration Applications, in addition to processing and procuring, before the relevant administrative agencies, the respective water rights and/or use authorizations, derived from the authorizations covered in this instrument, for the purposes of supplying water to their respective mining projects and to third parties.

3.4 Eton will contribute 90% and MAPG 10% of the financial resources necessary to achieve the objectives of this JV.

3.5 The JV will be managed by a committee (henceforth, the **Administration Committee**), which will be comprised by three members. Two of them shall be appointed by Eton and one by MAPG. The Administration Committee will be in charge of, among other things, the following activities:

i) Preparing the exploration plans and programs and evaluating their results;

ii) Recruiting the companies and professionals needed to execute its activities;

iii) Requesting from MAPG and ETON the funds necessary to finance the exploration plans and programs.

iv) Processing before the relevant authorities the procedures necessary to obtain the permits and consents needed to carry out exploration activities and subsequently obtain exploitation rights;

v) Executing the acts, documents and contracts needed for the achievement of this JV's objectives;

vi) Managing the JV's accounting.

vii) Preparing reports regarding the technical aspects of the Exploration Applications, as well as their respective progress status.

The Administration Committee will meet at least every three months or whenever summoned by the Parties, which summon must be made at least 5 days prior to the date of the meeting, through a written communication sent to the address indicated in clause twelve below. Decisions will be made with the favorable vote of the majority of the attending members.

Notwithstanding the foregoing, the agreement of all the members of the Administration Committee will be required to make any decisions involving the disposal or waiver of any Exploration Applications or exploitation rights, exploitation right applications or any associated exploitation rights.

The Administration Committee will, in each meeting, review the progress of the work program and the budget approved for the corresponding period. Within the thirty days following the date of this contract, each party will inform to the other the names of their respective representatives in the Administration Committee, which formality will be conducted through a letter or email addressed to the domicile indicated in clause twelve below. In any event, the Parties may replace the members appointed in the Administration Committee as many times as they deem convenient, for which purposes a communication sent to the other Party will suffice, as per the abovementioned terms and at least forty-eight hours prior in advance of any Administration Committee meeting that requires the participation of the replaced member. The meetings of the Administration Committee may be held with the physical presence of the members in a certain location, or through a teleconference meeting. The Administration Committee's meetings will be held in Santiago or at the location defined by the Administration Committee in the immediately preceding session.

The members shall agree upon the rules for the operation of the Administration Committee in its first meeting.

3.6 As of the date in which the exploitation rights derived from the Exploration Applications are submitted, the Parties may incorporate a company, or some other

form of association freely agreed by them, henceforth the "Newco", which will be assigned the granted exploration concessions, the HE Option rights and the rights in any ongoing exploitation right applications. Each party will hold a number of shares or rights in the Newco that reflects their stake in the JV as of the Newco's incorporation. The Newco will be develop the activities necessary to achieve the JV's objectives, directly engaging in all the procedures necessary to carry out the corresponding activities, such as supplier and staff contracts, general supervision (technical, administrative and legal), procedures before administrative agencies and financial and technical control. Along with the incorporation of Newco, the Parties shall enter into a Shareholders Agreement, or merely an Agreement should the parties decide to establish among them some sort of association other than a company, which agreement shall rule the relations between them and reflect the principles set out in this Exploration Agreement and all such other provisions commonly agreed in this kind of agreements. Prior to the incorporation of Newco, the JV shall operate through each one of the Parties under the direction and instructions of the Administration Committee.

While the aforementioned company is not yet incorporated, as from the execution of this JV, MAPG and ETON shall be responsible for all the procedures and expenses corresponding to the processing of the Exploration Applications.

Irrespective of the incorporation of the company referenced above, as regards events occurred before the execution of this JV and that may bring about problems, delays or additional costs, said events shall be borne by the respective Authorizing Parties and/or Beneficiaries.

3.7 The JV shall terminate

i) When ETON and MAPG agree to such termination.

ii) If any of the Parties fails to provide the minimum financing defined for the first exploration program, as per the amounts and terms set out in section 4.2 hereof.

iii) When ETON and MAPG incorporate Newco in accordance with section 3.6 or clause six, and

iv) When a reasonable time has elapsed, no agreement exists between the members of the Administration Committee and such dearth of agreement prevents progressing with the exploration tasks.

Upon termination of the JV on any of the preceding grounds, each Party shall withhold the percentage heretofore held by each of them in the rights over the Exploration Applications, the HE Option or the water rights under this JV, thus giving rise to a co-ownership amongst them over such rights. In the event that the termination of this JV takes place based numeral ii) above, the Party which did not meet the minimum financing shall acquire no rights in the co-ownership unless it pays to the other Party an amount equal to the outstanding amount of the minimum financing.

2.2 Clause Four of the Exploration Agreement is amended, and replaced by the following:

"*FOUR: INITIAL CONTRIBUTION AND EXPLORATION PROGRAM*

4.1 The Parties hereby record that, as of this date, Eton and MAPG have each contributed the sum equivalent to $14,696,500.- (fourteen million six hundred and ninety six thousand five hundred pesos) to the JV, funds which were used to finance the hiring of the TEM geophysics resistivity services that were rendered by company Geodatos Limitada, as per said company's Sole Payment Statement dated December 20, 2013 (a copy of which, along with the respective invoices issued to each Party, are attached hereto as Exhibit I). The geophysics was carried out in the exploration areas called Peñas Blancas, Quebrada El Fraile and Eulogio Wheelwright, with the purpose of identifying potential locations for the drilling of exploration and/or production wells.

4.2 MAPG and ETON hereby assume the obligation to provide - proportionally to the stake each one of them holds in the JV - the funds necessary to finance the first program and its respective exploration budget, in the amounts and within the terms specified in Exhibit II of this document, and pursuant to the requirements set forth by the Administration Committee. Therefore, Eton shall contribute to the JV a minimum amount equivalent to US$ [•] and MAPG shall contribute to the JV a minimum amount equivalent to US$ [•], corresponding to the first program, within the terms specified by Exhibit II. Breach of this obligation shall entail withdrawal and shall be grounds for this JV's termination.

4.3 If any of the Parties fails to concur to the financing of the value that exceeds the minimum contribution indicated in number 4.3 above of the first program, and of future programs and exploration budgets approved by the Administration Committee, or if any of the Parties fails to totally fund the portion that corresponds to it, then the diligent Party shall be entitled to supply the funds that were not contributed by the other Party, and the breaching Party's stake in the JV shall be reduced as per the following formula:

Calculation of stake in the event of contributions in proportions other than those that correspond as per each Party's rights in the JV:

AT (Total Contribution) = Sum of the parties' financial contributions (Amapg +Aeton);

Amapg = Contribution by MAPG;

Aeton = Contribution by ETON;

Pmapg (MAPG's stake or proportion) = Amapg/AT;

Peton (ETON's stake or proportion) = Aeton/AT".

2.3 Clause Six of the Exploration Agreement is amended, and replaced by the following:

"*SIX: DISTRIBUTION PROPORTION OF THE WATER EXPLOITATION RIGHTS.*

6.1 MAPG and ETON agree that the ownership proportion over the groundwater exploitation rights that are established or over the Newco's shares or rights, as

applicable, shall be of 90% for Eton and of 10% for MAPG, or another proportion, in the event that the dilution specified in number 4.4 of clause four has operated.

6.2 In the event one of the parties decides to sell or transfer to a third party their rights in the JV, or their shares in Newco, as applicable, the other party shall always have the first purchase option; and each liter per second (or equivalent number of Newco shares) shall be paid as per the existing third party offer, provided that said offer is made in good faith. The abovementioned preferential purchase option shall be exercised within 30 days following the date on which the selling party has notified the other party of the received offer".

2.4 Clause Seven of the Exploration Agreement is amended, and replaced by the following:

"SEVEN: DISTRIBUTION OF PROFITS AND SALE PRICE

In the event the parties decide to transfer to third parties the water obtained from the established water exploitation rights, or the rights itself, the profits shall be distributed proportionally as per their stake in Newco".

2.5 Point (iii) of Clause Eight of the Exploration Agreement is corrected, in the following sense:

Where it reads: "*....preferential option procedure set out in number 7.4;*"

It must read: "*...preferential option procedure set out in number 6.4*".

THREE: CONSOLIDATED TEXT.

In light of the amendments that have been agreed in this document, and of the fact that, as of this date, the DGA has granted the exploration permits that as of the date on which the Exploration Agreement was signed were still being processed, the Parties mutually agree to establish the Exploration Agreement's consolidated text:

"ONE: BACKGROUND INFORMATION

*1.1 MPAG and Eton are holders and beneficiaries of an Authorization for Exploration and Promise to Purchase Exploitation Rights Applications, executed on July 26, 2012, and amended on [•], under which they are entitled to perform explorations in the areas corresponding to three groundwater exploration permits, located within the boroughs of Copiapó and Diego de Almagro, and which were granted by the following resolutions issued by the General Waters Directorate ("DGA"): **i)** Resolution No. 446, dated May 29, 2013, which corresponds to the sector called Peñas Blancas; **ii)** Resolution No. 429, dated May 22, 2013, which corresponds to sector Eulogio Wheelwright; and **iii)** Resolution No. 81, dated May 29, 2014, which corresponds to sector Quebrada El Fraile, whose holder is company Hydro Exploraciones SpA, henceforth also **"Authorizing Party 1"**, and after to acquire from the latter the water exploitation rights derived from the applications submitted under such permits, henceforth, the **"HE Option"**.*

1.2. In turn, ETON is the beneficiary of:

*i) A groundwater exploration application currently being processed before the DGA, at the borough of Copiapó, corresponding to administrative file/sector: NE-0302-602/Peñas Blancas, denied by Resolution N° [•] dated [•], which was submitted by Heleny Caratazos Yametti acting with a power-of-attorney granted under her own name, on behalf of Eton, hereinafter also **"Authorizing Party 2"**, and,*

*ii) A groundwater exploration application currently being processed before the DGA, at the borough of Diego de Almagro, corresponding to administrative file/sector: NE-0301-617/Eulogio Wheelwright, granted by Resolution N° 1014 dated November 20, 2013, which was submitted by Willem Jacobus Mouton, acting with a power-of-attorney granted under his own name, on behalf of Eton, hereinafter also **"Authorizing Party 2"**.*

*Table of Water exploration permits (henceforth, the **"Exploration Permits"**)*

TITULAR SOLICITUD	SECTOR	EXPEDIENTE	COMUNA	FECHA SOLICITUD	AREA (Hás)	RESOLUCIÓN DGA	FECHA RESOLUCIÓN
Hydro Exploraciones SpA	Peñas Blancas	NE-0302-600	Copiapó	15-dic-10	4.455,46	446	29-may-13
Heleny Caratazos Yametti	Peñas Blancas	NE-0302-602	Copiapó	29-mar-11	Denegado (Res. ___ _/_/_)		
Hydro Exploraciones SpA	Quebrada El Fraile	NE-0302-625	Copiapó	25-may-12	3.671,15	81	29-ene-14
Hydro Exploraciones SpA	Eulogio Wheelwright	NE-0301-609	Diego de Almagro	15-dic-10	1.885,95	429	22-may-13
Willem Jacobus Mouton	Eulogio Wheelwright	NE-0301-617	Diego de Almagro	28-mar-11	22.428,07	1014	20-nov-13

*1.3 MAPG and ETON are interested in performing groundwater resources exploration and discovery tasks within the physical boundaries of the exploration areas specified in the preceding table (henceforth, the **Exploration Areas**), for the purposes of obtaining the establishment of the respective groundwater exploitation rights, which shall be used for developing their respective mining projects, located at the boroughs of Copiapó and Tierra Amarilla, or in favor of third parties, or for selling the exploitation rights that are established or the water that they produce, and to distribute the profits derived thereof.*

1.4 In the event of a breach of MAPG's obligations under this instrument, and if said breach is not remedied within a term of 60 days as from the respective breach notice sent by ETON, Hydro Exploraciones SpA shall assume all of the rights and obligations that correspond to MAPG under this instrument. Likewise, Hydro Exploraciones SpA shall assume all of the rights and obligations that correspond to MAPG under this instrument, in the event that, because of MAPG's negligence or willful misconduct, the HE Option referenced in number 1.1 above is terminated or rendered ineffective.

In the event of a breach of ETON's obligations under this instrument, and if said breach is not remedied within a term of 60 days as from the respective breach notice sent by MAPG, Heleny Caratazos Yametti and Willem Jacobus Mouton shall assume all of the rights and obligations that correspond to ETON under this instrument, provided that, as of that date, they are still holders of the respective exploration concessions applications.

***TWO:* JOINT VENTURE**

ETON and MAPG hereby agree to enter into a joint venture agreement (henceforth, the "JV"), under the conditions and stipulations detailed below, the purpose of which shall be to perform groundwater resources exploration and discovery tasks at the Exploration

Areas, with the purpose of obtaining the establishment of the respective exploitation rights over the discovered groundwater.

<u>THREE</u>: TERMS OF THE JV

3.1 Eton will hold 90% and MAPG 10% of the rights in the JV.

3.2 MAPG and ETON hereby contribute to the JV the Exploration Applications that they hold, and, therefore, as of this date, Eton shall be deemed to hold 90% and MAPG 10%, respectively, of the rights corresponding to each of the Exploration Applications, provided that the parties comply with their future contributions.

MAPG and Eton are irrevocably bound to maintain the HE Option in force and effect, and to acquire the exploitation right applications derived from the Exploration Applications indicated in number 1.1 of the Exploration Agreement. The Parties represent that all of the payments that are to be made under the HE Option by Eton and MAPG to Hydro Exploraciones SpA, in order to acquire the exploitation right applications, shall be borne by Eton and MAPG as per their respective stakes in the HE Option.

The above notwithstanding, the Parties agree that as a result of the agreements contained in this JV, if MAPG and Eton intend to acquire the entirety of the exploitation rights granted under the HE Option's Exploration Applications, Eton shall have the right to acquire 50% of same paying to Hydro the price of [•] plus an additional 40%, paying to Hydro Exploraciones SpA 15,000 dollars of the United States of America for each liter per second granted that corresponds to this 40%. The remaining 10% will be paid by MAPG to Hydro Exploraciones SpA, at the same price of 15,000 dollars of the United States of America for each liter per second granted that corresponds to this 10%. By way of example, if 100 liters per second of exploitation rights are granted under the He Option's Exploration Applications, and Eton and MAPG intend to acquire 100% of said exploitation rights, that is, 100 liters per second, in accordance with the agreements contained in this JV, Eton shall acquire: (i) 50 liters per second, paying [•] to Hydro, and; (ii) 40 liters per second, paying to Hydro 600,000 dollars of the United States of America (corresponding to 15,000 dollars for 10 liters per second). In turn, MAPG will acquire 10 liters per second at a price of 150,000 dollars of the United States of America (corresponding to 15,000 dollars for 10 liters per second). Conversely, if Eton only intends to acquire 50 liters per second of the 100 from Hydro, it shall pay [•] to Hydro for all of the 50 liters per second, completely acquiring them. In this case, MAPG shall not acquire any liters per second. In any event, the total amount that Eton and MAPG shall pay to Hydro as the purchase price for the water exploitation rights will not exceed USD1,000,000, regardless of the liters per second granted.

3.3 MAPG and ETON are bound to jointly carry out and finance, as per their stake in the JV, all the activities, procedures, studies, exploration works, quantification and exploitation, as may be necessary to determine the existence of and obtain water from the areas covered by the Exploration Applications, in addition to processing and procuring, before the relevant administrative agencies, the respective water rights and/or use authorizations, derived from the authorizations covered in this instrument, for the purposes of supplying water to their respective mining projects and to third parties.

3.4 Eton will contribute 90% and MAPG 10% of the financial resources necessary to achieve the objectives of this JV.

*3.5 The JV will be managed by a committee (henceforth, the **Administration Committee**), which will be comprised by three members. Two of them shall be appointed by Eton and*

one by MAPG. The Administration Committee will be in charge of, among other things, the following activities:

i) Preparing the exploration plans and programs and evaluating their results;

ii) Recruiting the companies and professionals needed to execute its activities;

iii) Requesting from MAPG and ETON the funds necessary to finance the exploration plans and programs.

iv) Processing before the relevant authorities the procedures necessary to obtain the permits and consents needed to carry out exploration activities and subsequently obtain exploitation rights;

v) Executing the acts, documents and contracts needed for the achievement of this JV's objectives;

vi) Managing the JV's accounting.

vii) Preparing reports regarding the technical aspects of the Exploration Applications, as well as their respective progress status.

The Administration Committee will meet at least every three months or whenever summoned by the Parties, which summon must be made at least 5 days prior to the date of the meeting, through a written communication sent to the address indicated in clause twelve below. Decisions will be made with the favorable vote of the majority of the attending members.

Notwithstanding the foregoing, the agreement of all the members of the Administration Committee will be required to make any decisions involving the disposal or waiver of any Exploration Applications or exploitation rights, exploitation right applications or any associated exploitation rights.

The Administration Committee will, in each meeting, review the progress of the work program and the budget approved for the corresponding period. Within the thirty days following the date of this contract, each party will inform to the other the names of their respective representatives in the Administration Committee, which formality will be conducted through a letter or email addressed to the domicile indicated in clause twelve below. In any event, the Parties may replace the members appointed in the Administration Committee as many times as they deem convenient, for which purposes a communication sent to the other Party will suffice, as per the abovementioned terms and at least forty-eight hours prior in advance of any Administration Committee meeting that requires the participation of the replaced member. The meetings of the Administration Committee may be held with the physical presence of the members in a certain location, or through a teleconference meeting. The Administration Committee's meetings will be held in Santiago or at the location defined by the Administration Committee in the immediately preceding session.

The members shall agree upon the rules for the operation of the Administration Committee in its first meeting.

3.6 As of the date on which the exploitation rights derived from the Exploration Applications are submitted, the Parties may incorporate a company, or some other form of association freely agreed by them, henceforth the "Newco", which will be assigned the granted exploration concessions, the HE Option rights and the rights in any ongoing exploitation right applications. Each party will hold a number of shares or rights in the Newco that reflects their stake in the JV as of the Newco's incorporation. The Newco will

be develop the activities necessary to achieve the JV's objectives, directly engaging in all the procedures necessary to carry out the corresponding activities, such as supplier and staff contracts, general supervision (technical, administrative and legal), procedures before administrative agencies and financial and technical control. Along with the incorporation of Newco, the Parties shall enter into a Shareholders Agreement, or merely an Agreement should the parties decide to establish among them some sort of association other than a company, which agreement shall rule the relations between them and reflect the principles set out in this Exploration Agreement and all such other provisions commonly agreed in this kind of agreements. Prior to the incorporation of Newco, the JV shall operate through each one of the Parties under the direction and instructions of the Administration Committee.

While the aforementioned company is not yet incorporated, as from the execution of this JV, MAPG and ETON shall be responsible for all the procedures and expenses corresponding to the processing of the Exploration Applications.

Irrespective of the incorporation of the company referenced above, as regards events occurred before the execution of this JV and that may bring about problems, delays or additional costs, said events shall be borne by the respective Authorizing Parties and/or Beneficiaries.

3.7 The JV shall terminate

i) When ETON and MAPG agree to such termination.

ii) If any of the Parties fails to provide the minimum financing defined for the first exploration program, as per the amounts and terms set out in section 4.2 hereof.

iii) When ETON and MAPG incorporate Newco in accordance with section 3.6 or clause six, and

iv) When a reasonable time has elapsed, no agreement exists between the members of the Administration Committee and such dearth of agreement prevents progressing with the exploration tasks.

Upon termination of the JV on any of the preceding grounds, each Party shall withhold the percentage heretofore held by each of them in the rights over the Exploration Applications, the HE Option or the water rights under this JV, thus giving rise to a co-ownership amongst them over such rights. In the event that the termination of this JV takes place based numeral ii) above, the Party which did not meet the minimum financing shall acquire no rights in the co-ownership unless it pays to the other Party an amount equal to the outstanding amount of the minimum financing.

FOUR: INITIAL CONTRIBUTION AND EXPLORATION PROGRAM

4.1 The Parties hereby record that, as of this date, Eton and MAPG have each contributed the sum equivalent to $14,696,500.- (fourteen million six hundred and ninety six thousand five hundred pesos) to the JV, funds which were used to finance the hiring of the TEM geophysics resistivity services that were rendered by company Geodatos Limitada, as per said company's Sole Payment Statement dated December 20, 2013 (a copy of which, along with the respective invoices issued to each Party, are attached hereto as Exhibit I). The geophysics was carried out in the exploration areas called Peñas Blancas, Quebrada El Fraile and Eulogio Wheelwright, with the purpose of identifying potential locations for the drilling of exploration and/or production wells.

4.2 MAPG and ETON hereby assume the obligation to provide - proportionally to the stake each one of them holds in the JV - the funds necessary to finance the first program and its respective exploration budget, in the amounts and within the terms specified in Exhibit II of this document, and pursuant to the requirements set forth by the Administration Committee. Therefore, Eton shall contribute to the JV a minimum amount equivalent to US$ [•] and MAPG shall contribute to the JV a minimum amount equivalent to US$ [•], corresponding to the first program, within the terms specified by Exhibit II. Breach of this obligation shall entail withdrawal and shall be grounds for this JV's termination.

4.3 If any of the Parties fails to concur to the financing of the value that exceeds the minimum contribution indicated in number 4.3 above of the first program, and of future programs and exploration budgets approved by the Administration Committee, or if any of the Parties fails to totally fund the portion that corresponds to it, then the diligent Party shall be entitled to supply the funds that were not contributed by the other Party, and the breaching Party's stake in the JV shall be reduced as per the following formula:

Calculation of stake in the event of contributions in proportions other than those that correspond as per each Party's rights in the JV:

AT (Total Contribution) = Sum of the parties' financial contributions (Amapg +Aeton);

Amapg = Contribution by MAPG;

Aeton = Contribution by ETON;

Pmapg (MAPG's stake or proportion) = Amapg/AT;

Peton (ETON's stake or proportion) = Aeton/AT.

<u>FIVE:</u> PROCEDURES AT THE DGA ON ACCOUNT OF EXPLORATION APPLICATIONS OVERLAP

5.1 Both MAPG and ETON agree that the Exploration Applications are overlapping in sectors Eulogio Wheelwright and Peñas Blancas, according to the terms of the DARH DGA Atacama Region Technical Reports, as follows:

a) Technical Report No. 50, dated July 11, 2012: Overlapped surface of 4,470.6 hectares, between files NE-0302-600 of the Authorizing Party 1 and NE-0302-602 of the Authorizing Party 2;

b) Technical Report No. 87, dated September 27, 2012: Overlapped surface of 1,885.95 hectares, between files NE-0301-609 of the Authorizing Party 1 and NE-0301-617 of the Authorizing Party 3;

5.2 Likewise, Authorizing Parties 1, 2 and 3 hereby declare having been informed about the auction process over the overlapped areas. Indeed, through the following Ordinary Official Letters DGA: (i) No. 614, file NE-0302-600 of Authorizing Party 1; (ii) No. 616 of file NE-0301-609 of Authorizing Party 1; (iii) No. 615 of file NE-0302-602 of Authorizing Party 2; and (iv) No. 617 of file NE-0301-617 of Authorizing Party 3, all dated October 2, 2012, Authorizing Parties 1, 2 and 3 were informed about the auction process of the overlapped areas. Within this context, on October 31, 2012, Authorizing Party 1 answered Ordinary Official Letters 614 and 616, expressing its interest to participate in the respective auctions; on October 31, 2012, Authorizing Party 2 answered Ordinary Official Letter 615,

expressing its interest to participate in the auction; and on November 5, 2012, Authorizing Party 3 answered Ordinary Official Letter 617, requesting a 60-days term extension, to which the DGA, by means of Ordinary Official Letter 780 dated December 13, 2012, indicated that such extension could not be granted and requested an answer within a term no greater than 10 business days as of the date of such Ordinary Official Letter. Authorizing Party 3 replied on March 13, 2013, expressing its interest to participate in the auction.

5.3 The parties further expressly note that there is another overlap of exploration areas in a second auction, between files NE-0301-617 of Authorizing Party 3 and file NE-0301-623 of the third party Compañia Minera Casale S.A., hereinafter also referred to as "Cerro Casale", corresponding to an application dated September 28, 2011. In spite of the overlap, there is no auction between files NE-031-609 of Authorizing Party 1 and NE-0301-623 of Cerro Casale, because the latter's application outdates in over 6 months the application submitted by Authorizing Party 1.

5.4 MAPG and ETON understand that, given the aforementioned overlap of Exploration Applications, in order to achieve the JV's goals, it is necessary to define which Exploration Applications will continue to be processed until the obtainment of the respective exploitation rights, and accordingly, to partially or totally withdraw all such Exploration Applications that shall not continue to be processed, ratifying or not their interest in participating in the respective auctions.

5.5 In light of the above, MAPG and ETON, as well as Authorizing Parties 1, 2 and 3, agree upon the following:

- *i) File NE-0302-602: Authorizing Party 2 shall send a letter to the DGA informing that it withdraws its exploration application. The letter was sent on may 10, 2013;*
- *ii) File NE-0301-617: Authorizing Party 3 shall send a letter to the DGA complementing its reply to Ordinary Official Letters 617 and 780, indicating that it declines to participate in the auction referred to therein, and accordingly informs its partial withdrawal of the its exploration application corresponding to the polygon of 6 vertexes which defines the surface of 1,885.95 hectares, the same polygon as that of the Authorizing Party 1's application contained in file NE-0301-609. Therefore, file NE-0301-617 will continue being processed for the obtainment of an exploration permit with a new exploration surface of 22.428.07 hectares. The letter was sent on may 10, 2013 and the exploration permit was granted by Resolution N° 1014 dated November 20, 2013.*
- *iii) The JV will continue the processing, as beneficiary, of files: NE-0302-600, NE-0301-609, NE-0302-625, all of Authorizing Party 1; and NE-0301-617 of Authorizing Party 3 with its new surface of 22,428.07 hectares. Therefore, as from the execution of this JV, the parties assume the obligation to carry out all such procedures and bear all such expenses corresponding to such files, including the possible auction between files NE-0301-617 of Authorizing Party 3 and NE-0301-623 of Cerro Casale. The Authorizing Party 3 has been informed of the auction process in the affected areas to these overlaps, through DGA Ordinary No. 603 dated August 14, 2013, but Cerro Casale was not interested in participating in this auction, which is why the applicant's record NE-0301-623 was refused by Resolution No. 964 DGA dated October 30, 2013.*

5.6 The elaboration and submission of the documents referred to in i) and ii) of section 5.5 shall be conducted based on MAPG's and ETON's mutual agreement.

SIX: DISTRIBUTIÓN PROPORTION OF THE WATER EXPLOITATION RIGHTS.

6.1 MAPG and ETON agree that the ownership proportion over the groundwater exploitation rights that are established or over the Newco's shares or rights, as applicable, shall be of 90% for Eton and of 10% for MAPG, or another proportion, in the event that the dilution specified in number 4.4 of clause four has operated.

6.2 In the event one of the parties decides to sell or transfer to a third party their rights in the JV, or their shares in Newco, as applicable, the other party shall always have the first purchase option; and each liter per second (or equivalent number of Newco shares) shall be paid as per the existing third party offer, provided that said offer is made in good faith. The abovementioned preferential purchase option shall be exercised within 30 days following the date on which the selling party has notified the other party of the received offer.

SEVEN: DISTRIBUTION OF PROFITS AND SALE PRICE

In the event the parties decide to transfer to third parties the water obtained from the established water exploitation rights, or the rights itself, the profits shall be distributed proportionally as per their stake in Newco.

EIGHT: PROHIBITION OF UNILATERAL TRANSFER

The parties agree that, without the written consent of the other party, none of them may

- *i) Partially or totally transfer or encumber its rights in the Exploration Applications,*
- *ii) Partially or totally transfer or encumber the exploitation rights conferred upon them under the Exploration Applications,*
- *iii) Partially or totally transfer or encumber the rights under the JV without abiding by the preferential option procedure set out in number 6.4.*

***NINE:* EXCHANGE RATE**

For payment purposes of the amounts agreed upon herein, all amounts expressed in Dollars of the United States of America may be converted into Pesos, national currency, according to the exchange rate known as "banking dollar" that is published by the Chilean Central Bank in the Official Gazette, corresponding to the day before the date of effective payment, or if such exchange rate no longer exists, according to the exchange rate which replaces it or that reflects in the best manner the currency equivalence between the American Dollar and the Chilean Peso.

TEN: AUTHORIZING PARTIES

Appearing herein: Hydro Exploraciones SpA, duly represented by Mr. Elías Silvestre Manzárraga, acting as Authorizing Party 1; Heleny Caratazos Yametti, acting as Authorizing Party 2 and Willem Jacobus Mouton, acting as Authorizing Party 3, state that their respective beneficiaries are duly empowered to enter into this agreement and carry out all such actions and steps herein detailed, without contravening any agreement or

contract and especially the HE Option. Authorizing Parties 1, 2 and 3 hereby grant to the Administration Committee referred to in section 3.5 hereof a special power of attorney so it may, by itself or through a representative specially empowered for such purposes, carry out all such steps that may be necessary before the DGA, and all such other competent administrative entities and authorities. The Administration Committee shall act with promptness and diligence in the fulfillment of its duties.

Likewise, they shall be bound to execute and deliver all such public and private instruments that may be required for the proper performance of this agreement by MAPG and ETON.

***ELEVEN:* ARBITRATION**

Any difficulty or controversy arising amongst the Parties as regards the application, interpretation, duration, validity or execution of this contract, or for any other reason, shall be subject to mediation, pursuant to the Rules of Mediation Procedure of the Santiago Arbitration and Mediation Center in effect at the moment of the mediation request. Should the mediation prove fruitless, the difficulty or controversy shall be subject to arbitration, pursuant to the Rules of Arbitration Procedure of the same Center in effect at the time of the arbitration request. The Parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that the latter may, upon request of any of them, appoint a mixed arbitrator, that is, arbitrator ex aequo et bono as regards the procedure and arbitrator-at-law as regards the award, from amongst the members of the arbitration corps of the Santiago Arbitration and Mediation Center. Against the arbitrator's decisions there shall be no remedy whatsoever. The arbitrator is especially empowered to decide upon any matter regarding his competent jurisdiction.

***TWELVE*: REPRESENTATIVES, ADMINISTRATION AND COMMUNICATIONS**

For all legal purposes, the parties indicate their representatives and/or managers in connection with this Agreement, who establish their domicile in the city of Santiago. Furthermore, all notices, approvals, requests and other communications to be sent shall be made in writing and addressed to the representatives and/or managers appointed by each one of them, and delivered personally, by certified or registered mail (with confirmation receipt), by an overnight local or international courier (as the case may be), or sent through Fax or email, as detailed below. Any of the parties may change the address where the written communication from the other party must be delivered, pursuant to the provisions of this clause. All notices shall be effective as of their reception.

MAPG's representatives:

***Antonio Barros Tocornal**, Email: antonio.barros@sbx.cl*

***Albrecht Schneider Stadtfeld**, Email: albrecht.schneider@sbx.cl*

Address: Avda. Kennedy 5757, Of. 408, Las Condes, Santiago

Fax: [56 2] 2432-1834

ETON's representatives:

Jerry Perkins, *Email: jerry@exeterresource.com*

Matthew Williams, *Email: matt@exeterresource.com*

Address: Eliodoro Yañez 2048, Providencia, Santiago

Fax: [56 2] 22090104

THIRTEEN: DOMICILE. *For all legal purposes of this agreement, the parties establish their domicile in the city of Santiago"*

FOUR: APPOINTMENT OF MEMBERS OF THE ADMINISTRATION COMMITTEE AND FIRST MEETING

4.1 Eton hereby appoints Jerry Perkins and Mathew Williams as their representatives in the Administration Committee. In turn, MAPG appoints Alexandre Soderi Hendzel as its representative in the Administration Committee. These members may be replaced by the Party which appointed them at any time, for which purposes a communication sent to the other party pursuant to clause Twelve of the Exploration Agreement shall suffice.

4.2 The first meeting of the Administration Committee shall be held on [•], 2014, at [•] hours, at [•]. This first meeting of the Administration Committee shall decide upon all such summoning and operational rules thereof. The members of the Administration Committee may participate therein personally or through phone- or videoconference.

FIVE: ACCEPTANCE.

Appearing herein: Hydro Exploraciones SpA, duly represented by Mr. Elías Silvestre Manzárraga, acting as Authorizing Party 1; Heleny Caratazos Yametti, acting as Authorizing Party 2 and Willem Jacobus Mouton, acting as authorizing Party 3, who having appeared and entered into the Exploration Agreement, express their utmost agreement on the amendment thereto and Consolidated Text contained in this document.

SIX: INTEGRITY OF THE EXPLORATION AGREEMENT

The Exploration Agreement remains in full force and effect in all provisions that are not hereby expressly amended.

SEVEN: DOMICILE. For all legal purposes pertaining to this agreement, the parties establish their domicile in the city of Santiago.

ALBRECHT SCHNEIDER STADFELDT	PABLO MIR BALMACEDA
Foreign Citizen ID 14.442.254-6	ID No. 6.374.989-3
p.p. Minera Atacama Pacific Gold Chile Limitada	p.p. Sociedad Contractual Minera ETON Chile

____

ELÍAS SILVESTRE MANZÁRRAGA

ID No. ____________________

p.p. Hydro Exploraciones SpA – Authorizing Party 1

____

HELENY CARATAZOS YAMETTI

ID No. ____________________

p.p. Authorizing Party 2

____

WILLEM JACOBUS MOUTON

ID No. ____________________

p.p. Authorizing Party 3

Exhibit II

First Program and Exploration Budget